EXHIBIT 99


                                                      Bina Thompson 212-310-3072
                                                       Hope Spiller 212-310-2291





FOR IMMEDIATE RELEASE...


                Colgate Announces Acquisition of GABA Holding AG
               Strengthening its Oral Care Business in Europe and
             Confirms 4th Qtr. and Full Year 2003 Earnings Estimates


GABA Acquisition
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New York, New York, December 18, 2003...Colgate-Palmolive Company (NYSE:CL),
world leader in toothpaste, today announced it has agreed to purchase the European oral care company GABA Holding AG. This privately owned Swiss company has long-standing ties to the dental community, in-depth distribution and market leadership in the very important European pharmacy channel. GABA products are professionally endorsed with a high therapeutic reputation. This strategic acquisition will greatly strengthen Colgate's important oral care business in Europe.

Reuben Mark, Colgate's Chairman and CEO said, "GABA is one of the few major privately held toothpaste companies worldwide. Looking back, we were able to improve our already strong Asian toothpaste business in 1985 when we formed a joint venture with the Hawley & Hazel oral care company. Similarly, in 1995 we acquired the Kolynos toothpaste franchise, materially strengthening our powerful Latin American oral care business. The GABA acquisition should have a similar effect on our overall European toothpaste business, where we are already #1."

GABA has sales of almost $300 million in 15 European countries of which over $200 million is oral care.

The transaction will be structured as an all cash acquisition of up to 100% of the outstanding shares of GABA for an aggregate price ranging from CHF800 million


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(US$630 million) to CHF1050 million (US$830 million), depending on the number of shares acquired and subject to a purchase price adjustment. The acquisition is subject to Colgate acquiring more than 80% of the outstanding GABA shares at closing. Holders of slightly over 80% have already agreed to sell their shares. Included in the assets of the business to be acquired is US$110 million of net cash.

Mr. Mark continued, "GABA is an excellent strategic fit with Colgate's high-margin global oral care leadership, and will help us as we methodically increase that leadership around the world. This highly complementary business combination should further accelerate the growth of both Colgate and GABA brands while expanding our leadership positions throughout Europe.

"GABA's strength in the important European pharmacy channel complements Colgate's leading presence in mass retail and GABA's therapeutic positioning complements Colgate's multi-benefit product line. Colgate will also benefit from GABA's long established relationships with the European dental community. GABA has the strongest dental detailing force in Europe and is the number one recommended brand by dentists in their key markets."

The acquisition is expected to have a dilutive effect of approximately 3% on total company earnings in 2004, an approximately neutral effect in 2005 and a positive effect on earnings anticipated from growth and efficiencies by 2006. It is expected that Colgate's strong cash flow and balance sheet should allow for substantially all of the acquisition related debt to be repaid during 2004.

The acquisition is subject to regulatory approvals in several European countries and other customary conditions.

BUSINESS UPDATE
---------------

Colgate took the opportunity of the acquisition announcement to again reconfirm that earnings for the fourth quarter and full year 2003 are expected to be within the range of external estimates, and as discussed in the 3rd quarter earnings conference call on October 23, 2003.

Worldwide sales in the fourth quarter will be up in the mid-single digits, as expected, with global volume up in the low single digits. Improved currency rates worldwide and stronger than expected business in Latin America offset slightly lower volume than expected in the developed world.

Despite extraordinary competitive conditions in North America, North American volume excluding Simply White whitening gel should be up low to mid single digits in the fourth quarter, as expected, while overall North American volume will be down when compared to the fourth quarter 2002 which included the Simply White sell-in.

Colgate also confirmed that the previously announced agreement to sell its European laundry detergent brands to the Procter & Gamble Company received the requisite French regulatory approvals within the last 48 hours, and the transaction should be completed this year. As previously disclosed, it is expected that the one-time gain resulting from this transaction will be largely offset by one-time charges associated with divesting these detergent operations. In addition, a portion of the gain, approximately $.03 to $.04 per share, will be used to offset the greater than anticipated loss in the U.S. from Simply White whitening gel in the latter part of 2003. The Simply White loss results from high advertising and promotional costs together with lower than expected revenues on this product.

At 10:00 a.m. ET today, Colgate will host a conference call to elaborate on the GABA acquisition. To access the conference call, the domestic dial-in number is 800-810-0924 and the international dial-in number is 913-981-4900. Use confirmation code 693895. To access a replay of the conference call after 12:00 p.m. ET, the domestic dial-in number is 888-203-1112 and the international dial-in number is 719-457-0820. To access this call as a webcast, please go to Colgate's web site on the internet at www.colgate.com.
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About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Household Surface Care, Fabric Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill's Science Diet and Hill's Prescription Diet pet foods. For more information about Colgate's global business, visit the Company's website at www.colgate.com.
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This press release and the related webcast (other than historical information)
may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company's filings with the Securities and Exchange Commission (including the information set forth under the caption "Cautionary Statement on Forward-Looking Statements" in the Company's Form 10-K for the year ended December 31, 2002) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company's Investor Relations Department or the Company's website on the internet at www.colgate.com.
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